Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements on Form S-3 Nos. 333-234742, 333-202592 and 333-267827 of Eagle Pharmaceuticals, Inc., and

(2) Registration Statements on Form S-8 Nos. 333-263869, 333-228876, 333-216839, 333-213683, 333-206729 and 333-194056 of Eagle Pharmaceuticals, Inc.

of our reports dated March 23, 2023, with respect to the consolidated financial statements of Eagle Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Eagle Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Eagle Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Stamford, Connecticut
March 23, 2023